Exhibit 4.1

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement (this “Agreement”), is entered into as of November 6, 2013, by and among The Container Store Group, Inc., formerly known as TCS Holdings, Inc. (the “Company”), Green Equity Investors V, L.P., a Delaware limited partnership (“GEI”), Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side”), TCS Co-Invest, LLC, a Delaware limited liability company (“LLC”, and together with GEI, GEI Side and any transferee controlled directly or indirectly by Leonard Green & Partners, L.P. or any of its Affiliates, each, a “GEI Party” and together, the “GEI Parties”), the persons set forth on Schedule A attached hereto (the “Select Roll-Over Investors”), any employees of the Company and/or any subsidiary of the Company (each, an “Employee Holder” and together, the “Employee Holders”) who were parties to the Original Agreement (as defined below) or shall be granted options to acquire shares of the common stock of the Company, par value $0.01 per share (“Common Stock”) and shall become party hereto by execution of a joinder agreement in a form satisfactory to the Company (the Employee Holders together with the Select Roll-Over Investors being the “Roll-Over Investors”), and the entities set forth on Schedule B attached hereto (each, a “Mezzanine Investor” and together, the “Mezzanine Investors”) (the GEI Parties, the Roll-Over Investors, the Mezzanine Investors and any other person who holds Common Stock and is a party hereto, being the “Holders”).

RECITALS

WHEREAS, the Company entered into a Stockholders Agreement, dated August 16, 2007, with certain of its stockholders as of that date (the “Original Agreement”);

WHEREAS, the Company is proposing to consummate an initial public offering of its Common Stock (the “Initial Public Offering”);

WHEREAS, in accordance with Section 9.1 of the Original Agreement, the Company, GEI and the Select Roll-Over Investors, who constitute a majority in interest of all other Holders, desire to amend and restate the Original Agreement in its entirety as provided herein; and

WHEREAS, the Company and the Holders desire to enter into this Agreement to provide for certain matters with respect to the ownership and transfer of the Common Stock now held of record or beneficially by, or hereafter acquired by, the Holders.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PERMITTED TRANSFERS

For the avoidance of doubt, Section 1.1 and Section 1.2 hereof shall apply to a Holder solely in the event that the Company and the underwriters managing any underwritten offering of the Company’s securities have made a request to such Holder pursuant to Section 2.10 hereof.

Section 1.1                                    Permitted Transfers.  (i) A GEI Party, (ii) a Select Roll-Over Investor, (iii) a Mezzanine Investor or (iv) an Employee Holder (with respect to this clause (iv) of Section 1.1, solely to the extent approved by the Chief Executive Officer or President in writing prior to such Transfer (as hereinafter defined)) may Transfer Common Stock to any Permitted Transferee (as hereinafter defined) of such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder, provided that as a condition precedent to any such Transfer the intended Permitted Transferee expressly and in writing agrees to be bound by the terms of this Agreement.  A “Permitted Transferee” of a GEI Party, a Select Roll-Over Investor, Mezzanine Investor or Employee Holder means (i) any successor by death or divorce, (ii) any corporation or other entity (other than any corporation or other entity that is a competitor of the Company) at least fifty-one percent (51%) of the equity securities of which are owned, beneficially and of record, directly or indirectly, by (A) such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder and/or (B) any Family Member of such GEI Party, Select Roll-Over Investor or Mezzanine Investor and/or (C) any trust or custodianship described in clause (iv) of this Section 1.1, in respect of which such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder and/or Family Member and/or trust or custodianship has the sole right, directly or indirectly, to elect or appoint at least a majority of the members of the board of directors or Persons performing similar functions, (iii) any Family Member of such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder, (iv) any trust or custodianship for the primary benefit of any one or more of such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder or the Family Members of such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder, (v) for any GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder which is a trust or custodianship, any one or more Family Members of such trust’s grantor who are beneficiaries of such trust or custodianship (or any other beneficiary of such trust or custodianship so long as such beneficiary has the power to execute an agreement to be bound by the terms of this Agreement), (vi) for any GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder which is a trust or custodianship, a successor trustee or custodian appointed in accordance with such Person’s organizational documents and (vii) the Company, in the event of any redemption by the Company of its Common Stock from such GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder.  Additionally, Permitted Transferee of a Mezzanine Investor means: (i) any Affiliate of such Mezzanine Investor, or fund under common management with such Mezzanine Investor, so long as such Affiliate is not a competitor of the Company or (iii) any commercial bank, savings and loan institution or any other similar lending institution in favor of whom such Mezzanine Investor has made a bona fide pledge of its Common Stock as security for any indebtedness to such lender, or the transferee in any sale upon foreclosure of any such pledge.  Any notice or/other document required to be delivered to a Permitted Transferee pursuant to this Agreement shall be deemed delivered for all purposes if delivered to the GEI Party, Select Roll-Over Investor, Mezzanine Investor or Employee Holder who Transferred Common Stock to such Permitted Transferee.  For purposes of this Agreement, a “Family Member” of any GEI Party, Select Roll-Over Investor,  Mezzanine Investor or Employee Holder who is an individual shall include any member of the class consisting of that individual’s spouse, descendants (including adopted children and their descendants), parent (including adoptive parent), sibling (by whole or half blood or by adoption), or the spouse of any such descendent, parent or sibling.

Section 1.2                                    Permitted Employee Transfers.

(a)                         Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of this Section 1.2, at any time during the term of this Agreement an Employee Holder (solely for purposes of this Section 1.2, each a “Permitted Employee”) may Transfer any shares of Common Stock now owned or hereafter acquired by such Permitted Employee (or any interest therein) to any other Person, provided that:

(i)                                     as a condition precedent to any such Transfer, the Person(s) who is the transferee of such Common Stock pursuant to such Transfer expressly and in writing agrees to be bound by the terms of this Agreement as if such Person were an Employee Holder; and

(ii)                                  as a condition precedent to any such Transfer, the Chief Executive Officer or President of the Company shall have reasonably determined the Permitted Employee wishing to Transfer shares of Common Stock pursuant to Section 1.2(a) of this Agreement faces circumstances of financial or other distress.

(b)                                 During the term of this Agreement, Permitted Employees shall not be permitted to Transfer shares of Common Stock pursuant to Section 1.2(a) of this Agreement totaling, in the aggregate, more than 0.5% of the total outstanding Common Stock as of the date of this Agreement.

Section 1.3                                    Compliance with Securities Laws by Affiliates of the Company.  No Holder who is an Affiliate of the Company shall Transfer any Common Stock, and the Company shall not transfer on its books or cause to be transferred on the books of its transfer agent, any shares of Common Stock of such Affiliate Holder, unless:

(a)                         such Transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and is in compliance with any applicable state securities or blue sky laws, or such Holder shall have furnished the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company (it being acknowledged that each of Cravath, Swaine & Moore LLP,  Latham & Watkins LLP and O’Melveny & Myers LLP shall be deemed to be reasonably satisfactory to the Company), to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and any applicable state securities or blue sky laws; and

(b)                         the certificates, if any, representing such Common Stock issued to the transferee of such Affiliate Holder bear the following legend (or one to substantially similar effect):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

For the absence of doubt, any Transfer of Common Stock by a Holder who is not an Affiliate of the Company shall not be subject to this Section 1.3.

Section 1.4                                    Certain Definitions.  For purposes of this Agreement:

(a)                         An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with the first Person.

(b)                         “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)                          The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, a natural person cannot be “controlled by” another Person, and no Roll-Over Investor, Mezzanine Investor or Employee Holder shall be deemed an Affiliate of GEI or LLC.

(d)                         “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the Commission thereunder.

(e)                          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(f)                           “Pro Rata Amount” means, with respect to GEI, the Mezzanine Investors or the Roll-Over Investors, as the case may be, the quotient obtained by dividing (A) the number of shares of Common Stock held by GEI, the Mezzanine Investors or the Roll-Over Investors, as the case may be, by (B) the aggregate number of shares of Common Stock held by GEI, the Mezzanine Investors and the Roll-Over Investors.

(g)                          “Registrable Securities” means shares of Common Stock.

(h)                         “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated by the Commission thereunder.

(i)                             “Transfer” means directly or indirectly selling, hypothecating, giving, conveying, bequeathing, transferring, assigning, pledging or in any other way whatsoever encumbering or disposing of any shares of Common Stock now owned or hereafter acquired by such party (or any interest therein) to any other Person.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1                                    Demand Registration.

(a)                         Any investors demanding registration pursuant to this Article II are sometimes referred to in this Agreement as the “Demand Investors” and the registration requested by Demand Investors pursuant to this Article II is sometimes referred to in this Agreement as a “Demand Registration”. The management of the Company shall have the power to appoint investment banking and legal advisors to assist the Company with the actions required of it under this Article II, such investment banking and legal advisors to be reasonably acceptable to the Demand Investors.  The Company shall not be required to effect any Demand Registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registrations”).

(b)                         Commencing on that date that is six (6) months after the date hereof, subject to the terms and conditions of this Agreement, upon written notice delivered by the GEI Parties holding an aggregate number of Registrable Securities equal to more than twenty-five percent (25%) of the number of shares of Registrable Securities held by the GEI Parties on the date of such notice (a “GEI Demand”) requesting that the Company effect the registration (a “GEI Demand Registration”) under the Securities Act of any or all of the Registrable Securities held by the GEI Parties, which GEI Demand shall specify the number of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall promptly give written notice of such GEI Demand to all Persons who may have piggyback registration rights with respect to such GEI Demand Registration and shall use its best efforts to effect the registration under the Securities Act and applicable state securities laws of:

(x)                                 the Registrable Securities which the Company has been so requested to register by such Persons in the GEI Demand, and

(y)                                 all other Registrable Securities which the Company has been requested to register by the Holders thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with such intended methods of disposition) of the Registrable Securities to be so registered.

(c)                          Commencing on that date that is six (6) months after the date hereof, subject to the terms and conditions of this Agreement, upon written notice delivered by Roll-Over Investors holding an aggregate number of Registrable Securities equal to more than twenty-five percent (25%) of the number of shares of Registrable Securities held by the Roll-Over Investors on the date of such notice (a “Roll-Over Investor Demand”) requesting that the Company effect the registration (a “Roll-Over Investor Demand Registration”) under the Securities Act of any or all of the Registrable Securities held by the Roll-Over Investors, which Roll-Over Investor Demand shall specify the number of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall promptly give written notice of such Roll-Over Investor Demand to all Persons who may have piggyback registration rights with respect to such Roll-Over Investor Demand Registration and shall use its best efforts to effect the registration under the Securities Act and applicable state securities laws of:

(x)                                 the Registrable Securities which the Company has been so requested to register by such Persons in the Roll-Over Investor Demand, and

(y)                                 all other Registrable Securities which the Company has been requested to register by the Holders thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with such intended methods of disposition) of the Registrable Securities to be so registered.

Prior to such time as the Company is eligible to register securities on Form S-3 under the Securities Act, the Roll-Over Investors may make not more than two (2) Roll-Over Investor Demands.  After such time as the Company is eligible to register securities on Form S-3 under the Securities Act, the Roll-Over Investors may make not more than two (2) Roll-Over Investor Demands, provided that not more than one (1) Demand Registration may be made in any six (6) month period.

(d)                         Commencing on that date that is six (6) months after the date hereof, subject to the terms and conditions of this Agreement, upon written notice delivered by Mezzanine Investors holding an aggregate number of Registrable Securities equal to more than fifty percent (50%) of the number of shares of Registrable Securities held by the Mezzanine Investors on the date of such notice (a “Mezzanine Investor Demand”) requesting that the Company effect the registration (a “Mezzanine Investor Demand Registration”) under the Securities Act of any or all of the Registrable Securities held by the Mezzanine Investors, which Mezzanine Investor Demand shall specify the number of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall promptly give written notice of such Mezzanine Investor Demand to all Persons who may have piggyback registration rights with respect to such Mezzanine Investor Demand Registration and shall use its best efforts to effect the registration under the Securities Act and applicable state securities laws of:

(x)                                 the Registrable Securities which the Company has been so requested to register by such Persons in the Mezzanine Investor Demand, and

(y)                                 all other Registrable Securities which the Company has been requested to register by the Holders thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with such intended methods of disposition) of the Registrable Securities to be so registered.

Prior to such time as the Company is eligible to register securities on Form S-3 under the Securities Act, the Mezzanine Investors may make one (1) Mezzanine Investor Demand.  After such time as the Company is eligible to register securities on Form S-3 under the Securities Act, the Mezzanine Investors may make two (2) Mezzanine Investor Demands, provided that not more than one (1) Demand Registration may be made in any six (6) month period.

(e)                          Notwithstanding anything to the contrary in this Section 2.1, (x) no Holder may demand the registration of any other class of securities (other than Common Stock) pursuant to a Demand Registration unless the relevant class of securities is, prior to delivery of the Demand Registration, listed or traded on The New York Stock Exchange, AMEX or the Nasdaq National Market.

(f)                           If the filing, initial effectiveness or continued use of a Registration Statement with respect to a Demand Registration would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the board of directors of the Company (after consultation with external legal counsel) (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (iii) would reasonably be expected to be materially adverse to the Company or its business or on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to the Holders participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement; provided, that the Company shall not be permitted to do so for periods exceeding, in the aggregate, 180 days during any 12-month period.  In the event the Company exercises its rights under the preceding sentence, such Holders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities.  If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Demand Investors shall be entitled to withdraw their request.  The Company will pay all Registration Expenses incurred in connection with any such aborted registration or prospectus.  The Company shall not be obligated to take any action to effect or complete any registration pursuant to this Section 2.1 following the filing of, and for 180 days immediately following the effective date of any Registration Statement or offering document pertaining to Registrable Securities of the Company (other than a registration pursuant to Form S-3), if such Registration Statement has become effective or the Company is actively employing in good faith commercially reasonable best efforts to cause such Registration Statement to become effective.

Section 2.2                                    Piggyback Registration.  Other than pursuant to the Initial Public Offering, whenever the Company proposes to register any of its securities, including any registration or listing pursuant to Section 2.1, and the registration form to be filed may be used for the registration, listing or qualification for distribution of Registrable Securities, the Company will give prompt written notice (the “Registration Notice”) to all Holders of its intention to effect such a registration at least ten Business Days before the anticipated registration date and will include in such registration all Registrable Securities held by the Holders with respect to which the Company has received written requests for inclusion therein within ten Business Days after the date of such Registration Notice (a “Piggyback Registration”). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 (and not pursuant to Section 2.1) prior to the effectiveness of such registration whether or not any Holder has elected to include any Registrable Securities in such registration.

Section 2.3                                    Priority on Registrations.

Notwithstanding anything to the contrary in this Agreement, if the managing underwriters of an underwritten offering of Registrable Securities informs the Company that the number of securities requested to be included in such offering, including pursuant to this Article II, exceeds the number which can be sold without materially adversely affecting the marketability of such offering (including a material adverse effect on the per share offering price) (a “Cutback Event”), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without causing a Cutback Event, which securities will be so included in the following order of priority: for registrations pursuant to Section 2.1, first, Registrable Securities of the Holders who have requested registration of their Registrable Securities pursuant to Section 2.1 or Section 2.2 and second, any securities proposed to be registered by the Company or any other Person, in each case pro rata on the basis of the aggregate number of such Registrable Securities or securities, as applicable, proposed to be registered by the applicable holders thereof.

Section 2.4                                    Registration Procedures.

(a)                         In the event that Holders request that any of their Registrable Securities be registered pursuant to this Article II, the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof and as soon as possible:

(i)                                     prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter; and before filing a Registration Statement or prospectus or any amendments or supplements thereto, furnish to Demand Counsel (as defined below) and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the prospectus and the exhibits thereto, and Demand Counsel (and the underwriter(s), if any) shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by such Holders (and the underwriter(s), if any) prior to filing any Registration Statement or amendment thereto or any prospectus or any supplement thereto;

(ii)                                  prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be required to keep such Registration Statement effective for a period of not less than 180 days, or such shorter period as is necessary to complete the distribution of the securities covered by such Registration Statement and comply with the provisions of the Securities

Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the seller or sellers of such Registrable Securities set forth in such Registration Statement;

(iii)                               furnish to the seller or sellers of such Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus), any and all transmittal letters or other correspondence with the Commission and such other documents as such sellers and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(iv)                              use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of such Registrable Securities and any underwriter(s) reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable any such seller and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities, provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(v)                                 notify each seller of such Registrable Securities and Demand Counsel and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of such sellers or any underwriter(s), the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(vi)                              in the case of an underwritten offering, (A) enter into such agreements (including underwriting agreements in customary form) as are customary in an underwritten offering and all of the representations and warranties by, and the other agreements on the part of, the Company in the underwriting agreement and other agreements to and for the benefit of such underwriters, shall also be made for the benefit of each seller of Registrable Securities for the limited purpose of its participation in such offering, (B) take all such other actions as such Holders or the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities and (C) use its reasonable best efforts to cause its counsel to issue opinions of counsel in form, substance and scope as are customary in primary underwritten offerings, addressed and delivered to the underwriter(s) and such sellers;

(vii)                           make available for inspection by such Holders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by such Holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and use its reasonable efforts to cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by such Holders, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii)                        use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Stock is then listed or, if it is not listed, on the New York Stock Exchange or the Nasdaq Global Market, as determined by the Company;

(ix)                              provide a transfer agent and registrar for all Registrable Securities not later than the effective date of such Registration Statement;

(x)                                 if requested, use its reasonable best efforts to cause to be delivered, immediately prior to the pricing of any underwritten offering, immediately prior to effectiveness of each Registration Statement (and, in the case of an underwritten offering, at the time of closing of the sale of Registrable Securities pursuant thereto), letters from the Company’s independent registered public accountants addressed to the sellers of Registrable Securities and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act or other applicable rule or regulation, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with primary underwritten public offerings; and

(xi)                              promptly notify the sellers of Registrable Securities and Demand Counsel and the underwriter or underwriters, of the following events, if any:

(A)       when the Registration Statement, any pre-effective amendment, the prospectus or any prospectus supplement or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B)       of any written request by the Commission for amendments or supplements to the Registration Statement or prospectus;

(C)       of the notification to the Company by the Commission of its initiation of any proceeding with respect to, or the issuance by the Commission of any stop order suspending the effectiveness of, the Registration Statement; and

(D)       of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.

(b)                         The Company shall furnish to Demand Counsel, sellers of Registrable Securities or any underwriter (i) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company, copies of each Registration Statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the Commission, and each item of correspondence from the Commission, in each case relating to such Registration Statement, and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as Demand Counsel, sellers of Registrable Securities or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities.  The Company will promptly notify sellers and Demand Counsel of the effectiveness of each Registration Statement or any post-effective amendment.  The Company will respond reasonably promptly to any and all comments received from the Commission, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the Commission as soon as practicable and shall file an acceleration request as soon as practicable following the resolution or clearance of all comments by the Commission, if applicable, following notification by the Commission that any such Registration Statement or any amendment thereto will not be subject to further review.

Section 2.5                                    Expenses.

(a)                         All expenses incurred in connection with each registration pursuant to, and incident to the Company’s performance of or compliance with, this Article II, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form as well as any supplements thereto, fees and disbursements of counsel for the Company and all accountants and other Persons retained by the Company and the reasonable fees and disbursements of one U.S. counsel for all of the Holders participating in the applicable registration (the “Demand Counsel”) (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities, which shall be borne by the applicable seller of Registrable Securities), shall be borne by the Company.  In addition, the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

(b)                         The obligation of the Company to bear the expenses described in Section 2.5(a) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur.

Section 2.6                                    Indemnification.

(a)                         The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder and each of their respective officers, directors, employees and Affiliates and each Person who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, and expenses (each, a “Loss”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application for listing on a national securities exchange, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation by the Company of the Securities Act, the Exchange Act or applicable “blue sky” laws, except insofar as the same are made in reliance and in conformity with information relating to such Holder, furnished in writing to the Company by such Holder, expressly for use therein.

(b)                         In connection with any Registration Statement that includes Registrable Securities owned by any Holder, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and shall indemnify and hold harmless the Company, its directors and officers, and each other Person who controls the Company (within the meaning of the Securities Act) against any Losses to which the Company or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application for listing on a national securities exchange or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any such application, in reliance upon and in conformity with written information prepared and furnished to the Company by a Holder expressly for use therein, and such Holder will reimburse the Company and each such director, officer and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify and hold harmless will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)                          In case any proceeding (including any governmental investigation) will be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.6(a) or (b), such Person (hereinafter called the “indemnified party”) will promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and will pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party will have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impeded parties) include both the indemnifying party and the indemnified party and the indemnified party will have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such reasonable fees and expenses will be reimbursed as they are incurred.  In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties.  The indemnifying party will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party will have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 2.6(c), the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party will not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement.  No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)                         The provisions of this Section 2.6 shall survive the transfer of securities and any termination of this Agreement.

(e)                          If the indemnification provided for in or pursuant to this Section 2.6 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that result in such Losses as well as any other relevant equitable considerations.  The relative fault of the indemnifying party, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(f)                           The parties agree that it would not be just and equitable if contribution pursuant to Section 2.6(e) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.6(e).  No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(g)                          If indemnification is available under this Section 2.6, the indemnifying party will indemnify each indemnified party to the full extent provided in Sections 2.6(a) and (b)

without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.6(e).

Section 2.7                                    Participation in Underwritten Registrations.

(a)                         No Holder may participate in any registration hereunder that is underwritten unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any customary underwriting arrangements (including pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriter(s), provided that no Holder will be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate, will not constitute a breach by the Company of this Agreement).  Notwithstanding the foregoing, no Holder will be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Section 2.6(b).

(b)                         Each Holder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(a)(v), such Holder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Holder receives copies of a supplemented or amended prospectus as contemplated by such Section 2.4(a)(v).  In the event the Company gives any such notice, the applicable time period mentioned in Section 2.4(a)(ii) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.4(a)(v) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 2.4(a)(v).

Section 2.8                                    Rule 144.  The Company covenants that, to the extent applicable, it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and it will take such further action as any Holder may reasonably request to make available adequate current public information with respect to the Company meeting the information requirements of Rule 144(c) under the Securities Act, to the extent required to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to the exemption provided by Rule 144.  Upon the request of any Holders, the Company will deliver to such Holder a written statement as to whether it has complied with such information and requirements.

Section 2.9                                    Transfer of Registration Rights.

(a)                         The Holders may transfer all or any portion of their then remaining registration rights under this Article II to any transferee of such Person.  In connection with any such transfer, the term “Holder” as used in this Article II shall, where appropriate to assign such rights to such transferee, be inclusive of the Holder and such transferee.

(b)                         After any such Transfer and assignment, such Holder shall retain its rights under this Article II with respect to all other Registrable Securities owned by such Holder.  Upon the request of such Holder, the Company shall execute a registration rights agreement with such transferee (or a proposed transferee) substantially similar to the applicable subsections of this Article II.

Section 2.10                             Holdback.  In consideration for the Company agreeing to its obligations under this Agreement, each Holder agrees in connection with any registration of the Company’s securities (whether or not such Holder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect, and to cause their respective Controlled Affiliates not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other Common Stock of the Company or any securities convertible into or exchangeable or exercisable for any Common Stock of the Company without the prior written consent of the Company or such underwriters, as the case may be, for a customary period (which shall be the same for all Holders) to be determined after consultation among the managing underwriter or underwriters for such offering and the Company (the “Holdback Period”); provided that nothing herein will prevent any Holder from making a Transfer of Registrable Securities pursuant to Section 1.1 or Section 1.2, so long as any such Permitted Transferee or other transferee agrees to be so bound.  The Company further agrees not to effect (other than pursuant to such registration) any public sale or distribution, or to file any Registration Statement (other than such registration) covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period with respect to an underwritten offering, if required by the managing underwriter, provided that notwithstanding anything to the contrary herein, the Company’s obligations under this Section 2.10 shall not apply during any 12-month period for more than an aggregate of 180 days with respect to any Short-Form Registrations.

ARTICLE III.

NOTICES

All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(ii)                                  if to the Company, at its principal executive offices at the time of the giving of such notice, or at such other address as the Company shall have designated by notice as herein provided the Holders, Attention:  The Chairman of the Board of Directors;

(ii)                                  if to a Roll-Over Investor, at the address of the Roll-Over Investor as it appears on the signature page hereto or at such other address as the Roll-Over Investor shall have designated by notice as herein provided to the Company;

(iii)                               if to any person other than a Roll-Over Investor, at the address of such person as set forth in the stock records of the Company or at such other address as such person shall have designated by notice as herein provided to the Company; and

(iv)                              if to any GEI Party, to:

Green Equity Investors V, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, CA 90025

Attention:  Tim Flynn
Facsimile No.:  310-954-0404

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Howard A. Sobel, Esq. and John Giouroukakis, Esq.
Facsimile No.:  212-751-4864

or at such other place as GEI shall have designated by notice as herein provided to the Company and the Holders.

ARTICLE IV.

SPECIFIC PERFORMANCE

In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

ARTICLE V.

MISCELLANEOUS.

Section 5.1                                    Entire Agreement; Amendments.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and the Holders from time to time party hereto; provided, however, that any of the provisions of this Agreement (except as hereinafter provided) may be modified, amended or eliminated by agreement of the Company, GEI and a majority in interest (on the basis of the number of shares of Common Stock then owned) of all other Holders, which agreement shall bind each Holder whether or not such Holder has agreed thereto; provided, further, that no modification or amendment which would materially and disproportionately adversely affects the rights of any Holder under Articles I or II or Section 5.1 of this Agreement shall be effective as to such Holder if such Holder shall not have consented in writing thereto.  Anything in this Agreement to the contrary notwithstanding, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, any Holder shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of Common Stock acquired from such Holder.

Section 5.2                                    No Waiver.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, any party shall be valid and binding upon any and all Persons who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of Common Stock acquired from such party.

Section 5.3                                    Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting to any Holder the right to transfer any Common Stock except in accordance with this Agreement.

Section 5.4                                    Severability.  If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

Section 5.5                                    Headings; Interpretation.  The Article and Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.  Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

Section 5.6                                    Business Day.  For purposes of this Agreement, “business day” means any day other than Saturday, Sunday or a day on which banks in are authorized by law to be closed in New York, NY.  In the event any deadline for the taking of any action or delivery of any notice hereunder falls on a day which is not a business day, then such deadline shall be deemed to be extended until 5:00 p.m., New York City, time on the next business day.

Section 5.7                                    Further Actions.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 5.8                                    Spouse.  Each Roll-Over Investor and Employee Holder represents, severally and not jointly, that, if such Roll-Over Investor or Employee Holder is married and resides in a community property state, his or her spouse has signed the Acknowledgment and Agreement of Spouse relating to the Roll-Over Investor or Employee Holder attached as Exhibit C hereto.

Section 5.9                                    Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

Section 5.10                             Jurisdiction.  The Company, the Roll-Over Investors, the Employee Holders, the Mezzanine Investors, the GEI Parties and each other Holder hereby irrevocably and unconditionally consents to the jurisdiction of any New York State court or federal court of the United States sitting in the State of New York in any action or proceeding relating to this Agreement and consents to service of process in connection therewith by the delivery of notice to such Person’s or Holder’s address at the address for notices to such Person pursuant to this Agreement.

Section 5.11                             Governing Law.  This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Section 5.12                             Effectiveness of Agreement.  Upon the closing of the Initial Public Offering, the Original Agreement shall thereupon be deemed to be amended and restated as hereinabove set forth as fully and with the same effect as if the amendments and restatements made hereby were originally set forth in the Original Agreement, but such amendments and restatements shall not operate so as to render invalid or improper any action heretofore taken under the Original Agreement. However, to the extent such Initial Public Offering is not consummated, the provisions of this Agreement shall be without any force or effect and the Original Agreement shall continue in full force and effect without regard to any amendments or restatements made hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

THE CONTAINER STORE GROUP, INC.

By:	/s/ JODI TAYLOR
	Name:	Jodi Taylor
	Title:	Chief Financial Officer and Corporate Secretary

By:	/s/ WILLIAM A. TINDELL, III
Name: William A. “Kip” Tindell, III

By:	/s/ SHARON TINDELL
Name: Sharon Tindell

By:	/s/ MELISSA REIFF
Name: Melissa Reiff

GREEN EQUITY INVESTORS V, L.P.

By: GEI Capital V, LLC,
its General Partner

By:	/s/ TIM FLYNN
Name:
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI Capital V, LLC,
its General Partner

By:	/s/ TIM FLYNN
Name:
Title:

TCS CO-INVEST LLC

By:	/s/ TIM FLYNN
Name:
Title:

EXHIBIT A

SELECT ROLL-OVER INVESTORS

William A. “Kip” Tindell, III

Sharon Tindell

Melissa Reiff

EXHIBIT B

MEZZANINE INVESTORS

TCW/Crescent Mezzanine Partners IV, L.P.

TCW/Crescent Mezzanine Partners IVB, L.P.

MAC Capital, Ltd.

MAC Equity Holdings, LLC

OCM Mezzanine Fund II, L.P.

AXA Alternative Financing FCP

MD Mezzanine SA, SICAR

Aguila Ltd.

EXHIBIT C

SPOUSAL ACKNOWLEDGMENTS

Acknowledgment and Agreement of Spouse

The undersigned, being the spouse of Sharon Tindell, hereby agrees to be bound by the provisions of this Agreement.

By:	/s/ WILLIAM A. TINDELL, III
Name:	William A. “Kip” Tindell

Acknowledgment and Agreement of Spouse

The undersigned, being the spouse of Melissa Reiff, hereby agrees to be bound by the provisions of this Agreement.

By:	/s/ RONALD E. REIFF
Name:	Ronald E. Reiff

Acknowledgment and Agreement of Spouse

The undersigned, being the spouse of William A. “Kip” Tindell, hereby agrees to be bound by the provisions of this Agreement.

By:	/s/ SHARON TINDELL
Name:	Sharon Tindell